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                                                                     EXHIBIT 5.1



                                 April 15, 1998


Superconductor Technologies Inc.
460 Ward Drive, Suite F
Santa Barbara, California 93111-2310

        RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 15, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your Common Stock (the "Shares") reserved for issuance under the Amended and Restated 1988 Stock Option Plan (the "Plan") and 84,000 Shares reserved for issuance under the 1992 Director Option Plan (the "Director Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan and Director Plan.

        It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and the Director Plan and pursuant to the agreements which accompany the Plan and the Director Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                        Sincerely,



                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ WILSON, SONSINI, GOODRICH & ROSATI